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Interview on The Milk Road Show (Podcast)

On October 21, 2025 Matt Zhang was interviewed on the Milk Road Show Podcast. An excerpt of the podcast transcript is included below.

00:13:11:05 - 00:13:25:21

Host: I want to talk about some, some get your thoughts on some things about digital asset treasury companies. You’ve recently been involved with a new digital asset treasury company that’s going to be called AVAX One. And obviously for legal reasons, it’s still a lot going on there. So, we don’t need to get into the details on that specifically.

00:13:25:24 - 00:13:47:06

Host: But, around digital asset treasury companies, this has been one of the most active areas in the digital asset world in 2025. Some people are saying that it’s been a bubble that’s burst and the hype is over. A lot of people are saying that this is really still just beginning and getting started. How are you thinking about the market opportunity in the digital asset treasury space?

00:13:48:19 - 00:14:15:17

Matt Zhang: I agree with both argument. I think there was a bubble, and I think it should be burst it. But I also think what a very early journey of the entire movement. I think that the beauty of free world public equity capital markets like Nasdaq in the US means everybody has a good idea, can try to make something happen in a regulated, compliant way.

00:14:15:19 - 00:14:39:20

Matt Zhang: So, when you see MicroStrategy being very successful the last few years, and inevitably you have other people all trying to do the same thing, which also means you have you have the good character, have the bad character. You have people more capable than the others to do this. Not all of that’s created equal. Starting from January this year, Hivemind ourselves have evaluated more than 80 DATs, and we invest in more than a dozen.

00:14:39:22 - 00:15:00:27

Matt Zhang: And then, as you mentioned, we lead AVAX One ourselves work with the Avalanche Foundation, which we’re very excited about. That’s just to say, there’s a lot of DATs out there. I think today there’s more than 100 kind of companies on Nasdaq, if not more. They’re actually claiming they are turning themselves or have already turned himself into a digital as a treasury company.

00:15:00:29 - 00:15:37:03

Matt Zhang: So, in the short term, while you’re having this gold rush, you obviously going to have a lot of irrational behaviors, a lot of low quality projects that just trying to make a transactional money, not with a long term view to think about how to bring enduring value to their shareholders. So, just like all of the innovative, if at early days of technology shift, you’re always going to have the bubble. What happened is you need to ask yourself, after all this up and downs is this structure has merits.

00:15:37:05 - 00:16:05:20

Matt Zhang: And my answer to you is I think it has a lot of merit. To the degree, I think in five year’s time you will have the Fortune 500 company or some shape or form a DAT company. That’s as far as I go. I always say that today, just like 20 years ago, if you’re a company’s corporate treasury only having dollars and you are corporate treasurer of that public company, you think about, should I diversify into Euro, Pounds, Yen, Chinese Yuan or gold.

00:16:05:21 - 00:16:30:10

Matt Zhang: So, I don’t just taking a single sovereign currency risk. Right now, all of the Fortune 500 companies think about, okay, there’s this BTC going out. Sounds like a great inflation hedge, something like a very uncorrelated assets and a good store value, see the track record, see the performance. Should we at least allocating some of our corporate treasuries even to a BTC or Ethereum or AVAX or something else to diversify our treasury?

00:16:30:12 - 00:16:53:20

Matt Zhang: Not everyone is going to say yes, but I think that is not going into everybody’s heads in the next five years. So, I think in the next five years, you see a lot of, if not all of the Fortune 500 companies will run a digital asset treasury. However, I would think digital asset treasury strategy will also evolve what today happens on the Treasury, which is a very simple buy and hold structure and maybe staking.

00:16:53:20 - 00:17:11:04

Matt Zhang: It is not what I think that DAT is going to be in five years time, which more than happy to go into more detail to talk about. Host: Yes. And that’s exactly what I want to go into more details on. But first, I want to start with something you said, I know that at Hivemind, you guys have seen a lot of proposals for new digital asset treasury companies.

00:17:11:04 - 00:17:27:03

Host: As you said, some of them you’ve invested in, some of them you haven’t. But I want to get your thoughts on what differentiates these companies from each other because just like you said, like I tried to get a number of total digital asset treasury companies for this interview, but it’s changing all the time. There’s so many happening that it’s kind of just like the numbers expanding daily, right?

00:17:27:03 - 00:17:44:00

Host: So, what differentiates them from each other, and what should investors be looking at when they are trying to evaluate one company versus another? Like, how do you think about this… Matt Zhang: Great question. I first of all, it’s not financial advice, but definitely love to talk to you and share some thoughts because we have a lot of thoughts as you can tell.

00:17:44:00 - 00:18:10:14

Matt Zhang: I would say the first thing is you cannot wrap a bad technology into a good structure and all of a sudden make it magical. It just never happens. So, if your underlying cryptocurrency is never meant to be a top, cryptocurrency, never meant to be something that here to stay, it doesn’t really matter if you put in the ETP or ETF or corporate public companies or DAT, it will eventually fail.

00:18:10:16 - 00:18:30:05

Matt Zhang: So, I think the first question for the audience who are looking into investing into different DATs is to say, would you be equally excited about investing the underlying cryptocurrencies without or with the DAT wrapper on top of it? If the answer is no, you should stop doing it. That’s the first thing I would say. It’s almost the first principle.

00:18:30:09 - 00:18:54:01

Matt Zhang: So, get confident and comfortable with the underlying technology and the token itself. On top of that, if you wrap a token in a public equity structure, you should ask yourself the second question, which is I could go on Coinbase or Binance and today buy the token. So, if I get all of this additional hassle to actually buy the token wrapping the public company structure, what am I getting on top of the token itself?

00:18:54:02 - 00:19:11:29

Matt Zhang: You already know you will have the token. You can go back Baselana, Ethereum, Avalanche or BTC. But why doing this in the DAT structure? Well, you must think that by wrapping the DAT structure, it will trade higher than where the token will be trading on the line. So, the question you should ask yourself is where is the premium coming from?

00:19:12:01 - 00:19:32:13

Matt Zhang: If there’s an MNAV premium, where is the premium coming from and how sustainable the premium going to be. It can only come in from a few different places. Number one, the leadership behind the company, after that, it’s going to be able to bring the alpha. The premium come from the leadership or the premium going to come from the structure of the company.

00:19:32:15 - 00:19:53:20

Matt Zhang: The company must be able to do things more than just accumulating a token that you believe will bring you the long term premium, that otherwise you wouldn’t be able to get there. So again, if I just putting two things together, I would say that advice to the audience here is if you look into buying a DAT, how to differentiate the good one from the bad ones is, check the underlying token.

00:19:53:20 - 00:20:12:04

Matt Zhang: It’s something you really want to back. Check the structure of the company of the leadership is something you actually are following. You actually have a lot of respect. They have the right background and track record, not just in crypto native way, but also know how to run a public company which require a combination of skill sets of both trifle and crypto.

00:20:12:07 - 00:20:37:23

Matt Zhang: And on top of that, what is the mission and vision of the company? Are they simply buy and hold? Or they do something on top of that? If you have the answer yes, all through the questions, that’s a good starting point. Host: Very helpful and very comprehensive framework. I think that’s a great place to start for everybody. And another thing I think I wanted to get your thoughts on, you mentioned that a great way to get exposure to these digital assets is to just buy them directly, right?

00:20:37:23 - 00:21:01:01

Host: Digital asset treasury companies are another way to do that, another one that’s become very popular. And, you know, the SEC is making more popular by forthcoming approvals is ETP, ETFs, that allow investors to get exposure directly to these digital assets. In your mind, what differentiates these two products, and why would an investor choose to invest with a digital asset treasury company versus an ETP?

00:21:01:01 - 00:21:22:09

Host: Just to walk us through some of those choices there. Matt Zhang: I’ll give you a very simple analogy for this question. You could invest in S&P 500 index. Why were so many people still want to invest in Berkshire Hathaway? If you think about the underlying, there’s no difference. Berkshire Hathaway is also managing a portfolio of public stocks.

00:21:22:12 - 00:21:47:06

Matt Zhang: They actually have a file in every quarter. You know exactly what Warren is buying every quarter. But why is Berkshire Hathaway will be able to trade a value that beyond the value of the underlying stock. This is the analogy you’ll compare that versus the ETF. The ETF always trades at their NAV value by definition. That’s the structure of ETF.

00:21:47:08 - 00:22:18:10

Matt Zhang: Just like your S&P 500 index, you’re always going to track an index. It has underlying portfolios, and you can probably put a tech companies and structure this as a tech index. But no matter what, it’s a tracking indexing. Yet, despite this being so popular, the ETF of Bitcoin and stuff like this, you still are able to create special strategies for people to invest in the likes of Berkshire Hathaway because you believe the managers behind it are good about picking the timing, picking the investment.

00:22:18:10 - 00:23:00:01

Matt Zhang: And these are driving values beyond just the value of the stocks themselves. That’s the right analogy for that. So, I would say if the DAT do nothing more than just accumulate tokens, it’s just the ETF. But the way for DAT to differentiate in the medium to long run is going to think about how does Warren has made Berkshire Hathaway more valuable than simply, ETF or stock index over time. Their ability to pick the timing, to buy the stock, to sell the stock, timing off the market, be able to pick the underlying structures, leveraging a lot of the Berkshire Hathway structures that cheap leverage insurance business of Berkshire Hathway is a great way to start to liquidate off your capital structure.

00:23:00:01 - 00:23:17:22

Matt Zhang: They’d be able to cut all the premium upfront, invest in the stocks, and pay out later, right? So, a lot of things should apply to that too, which is the reason why, again, as you mentioned, we couldn’t shut out of the stuff going on behind the scenes because for legal and right reasons for AVAX One, we’ll have done a lot of thinking if we’re going to sponsor lead one ourselves, we cannot just be one of the 100.

00:23:17:23 - 00:23:39:15

Matt Zhang: We’ll have to find our own unique pass. We have this tag way to say we want bring AVAX One to be the Berkshire Hathaway of the unchained financial economy for exactly that reason. Because we will do things more than simply buy and staking out of tokens. Timing them, want to buy, is an art and a science.

00:23:39:19 - 00:24:03:29

Matt Zhang: And then making sure when you buy them how you staking them to get you the consistent yield, which by the way, have an AVAX token has one of the highest staking yields among the top 15 tokens. And on top of this, can you actually also invest in a building the business simply beyond the token values that you’re going to be consistently trading above the premium of the NAV?

00:24:04:01 - 00:24:27:01

Matt Zhang: That’s the right analogy between ETF and ETP on one side versus DAT on the other side. Host: Gotcha. So, what I’m hearing you’re saying is that there’s not much difference between an ETP or a DAT if they’re both just going to buy and hold, but if the digital asset treasury company is going to do some sort of business operation, some sort of additional way to, to generate returns, then that can be a differentiator.

00:24:27:11 - 00:24:43:02

Host: So, I want to ask your thoughts on, on what some of those things are. You know, you mentioned staking, but, MicroStrategy or strategy is perhaps the most famous, and I think the first digital asset treasury company, but its price, its stock price has been underperforming Bitcoin this year. This has got a lot of investors sort of concerned.

00:24:43:06 - 00:25:00:02

Host: What are some of these ways that digital asset treasury companies can work to make sure that they’re driving real value to their stock to make it more attractive than just directly holding the underlying asset? And, you know, you mentioned that you think this is going to evolve over time. How do you see that progressing from where we are today to what it might look like in the future?

00:25:00:02 - 00:25:19:20

Host: What’s the business that these DATs are going to do on these assets to generate that additional alpha? Matt Zhang: Great question. I think humans have the tendency to always overestimating a trend in the short run, and massive underestimating the trend in the long run. So, everybody is talking about Michael Frederick is not well this year, but they forgot about how well they’ve done over the last decade.

00:25:19:23 - 00:25:47:26

Matt Zhang: I have a tremendous respect, to seller from that regards because it’s easy for someone for to launch a DAT this year. But having that conviction and do the hard work and grinding year in, year out for the last few years, when we’ve gone through FTX, three arrows, Solanas all of this. That’s extremely hard and be able to continue to maintain a premium, I think is very, very not only require the vision, but require a very extensive execution ability.

00:25:47:29 - 00:26:14:12

Matt Zhang: And clearly the strategy guys have both. So, I think first of all, it is you can’t just judge a company’s performance based on what’s happened the last nine months. Right. Like that’s number one. And I would say number two is, for you to really build a value beyond simply accumulating, the tokens, you have to really think about what drive the value of those tokens more than just you going out to buy.

00:26:14:17 - 00:26:35:16

Matt Zhang: How do you accrue in value back to the tokens in a fundamental way? For us, using AVAX One as example, Avalanche chain is designed and catered for financial industries. They’re already on board. There’s so many different partnerships with the banks, asset managers and the financial industry, big players, the like of JP Morgan, the Citi, and Apollos, and the like.

00:26:35:19 - 00:27:00:09

Matt Zhang: So, it’s already have the right underlying fundamental technologies to do well to serve as the infrastructure layer of financial services industry beyond just purely accumulating the token, and then do the simple staking and do all of the share buyback at a discount, and doing the ATM and issuing more convertible bond at the premium, which, by the way, every single DAT manager tell you exactly the same.

00:27:00:11 - 00:27:40:15

Matt Zhang: What do we think are really going to do in the medium to long run to bring you sustainable premium? Is figure out a way to bring a lot of the financial companies onto the Avalanche ecosystem. You have to force adoption to happen. There is never a better time than today to force that adoption. If we be able to systematically identify cash flowing, undervalued, small medium businesses that in the fintech space, either a commercial banks, regional banks, insurance companies, reinsurance companies, payment companies that have earning between 3 to 5 times PE, real revenue business, real cash flowing business, profitable businesses.

00:27:40:23 - 00:28:07:21

Matt Zhang: But we think their business model can be completely transformed when we bring them offline to online, not from online to on chain. That’s where the feedback loop clicks. We are planning to go and invest acquired this type of platform business. It’s all in public. It’s part of the press release. And then we’ll bring them through the AVAX One ecosystem and bring them to the Avalanche chain ecosystem.

00:28:07:24 - 00:28:32:10

Matt Zhang: If they be able to increase the volume, the usage, the TVL of the Avalanche chain, not only the price over time will reflect that, which means AVAX One will have a bigger treasury over time, but also it means all this company will either acquire, rolled up or invested, will add the enterprise value because they’re profitable beyond the NAV value of the company.

00:28:32:12 - 00:28:50:29

Matt Zhang: That enterprise value is sustainable. That’s the reason why we were constantly trading above the book value. So, I think I can tell you everything I’ve drawn, everybody else going to tell you. Do the share buyback at a discount, issue the convertible bond at a premium, get a sell-side coverage from the Wall Street banks. Time will tell how execution ability differentiates people.

00:28:51:01 - 00:29:12:21

Matt Zhang: At least I’m the person who actually done this in the Trad-Fi world before. But I think really what’s going to differentiate us is doing this type of stuff, building a real business in the long run, to build a Berkshire Hathaway that give it a consistent that premium via the manager selection, not as purely accumulating all the underlying assets. Host: So, I think that that’s, a very helpful way of thinking about this.

00:29:12:21 - 00:29:30:13

Host: I want to kind of like bring this now to, so, we talked about Hivemind, we talked about the opportunities in crypto, VC and capital here, we talked about ETPs, digital asset treasury companies. Now, I’m going to talk about how these digital asset treasury companies, they do these strategies to differentiate themselves in the market.

00:29:30:16 - 00:29:46:21

Host: And I will talk about how this feeds back into the ecosystem or the, you know, the asset of the ecosystem itself. You said on a recent post on X, which, by the way, if anybody is not following your on X, I highly recommend it. Matt shares a lot of great insight on there, but he said I believe the most or not here.

00:29:46:22 - 00:30:09:12

Host: You said, I believe that the most powerful feature a successful DAT can do for a blockchain protocol is to serve as the, quote unquote, buy back and burn engine and ultimately make the network deflationary. So, I want you to kind of explain this a little bit to our audience and explain how this works. But, then why are digital asset treasuries companies so powerful for the blockchain ecosystems and the assets themselves?

00:30:09:14 - 00:30:26:01

Matt Zhang: Yeah. First of all, thanks for the shout out for my Twitter handle. But I’m going to make a first confession to say, I don’t think I tweet enough. I’m still trying to get myself better practice there, John. You’re much better and a lot of your audience is better than I do. But I’m trying to train myself to tweet better, and then share some of the thoughts.

00:30:26:01 - 00:30:46:11

Matt Zhang: And I really enjoyed the conversation here, and I hope more people can be able to benefiting from, you know, communicating and chatting more. The space needs that. So, I’m going to try to make a habit to tweet and share more with the community. That’s definitely going to happen hopefully overtime. And I think, you know, coming back to what I tweeted the other day regarding deflationary, discussing with many, many smart people in the space.

00:30:46:14 - 00:31:08:04

Matt Zhang: I think, you know, using AVAX, for example, Solana as an example, right? As you know that they all have a fixed supply in the end. The token is not unlimited. There is a fixed amount of tokens out there. But I think that that one thing we can do that differentiate it from the ink or the lab or the foundation, which by the way, have a very different purposes in the ecosystem is observing a different, differentiated sort of way to do this.

00:31:08:10 - 00:31:28:26

Matt Zhang: We talk a lot about what we can do building up fintech companies into the ecosystem. That’s definitely going to be one of our focus. But by purely buying and holding the token itself, we are able to make the chain de facto deflationary because our goal is never to sell LX tokens.

00:31:28:28 - 00:31:51:03

Matt Zhang: Again, for us to achieve that, we have to figure out a many other things. Because how would you fund for your normal operating expenses? How would you expand the businesses? But the goal and the goal for the time being, obviously subjected to everything and approvals and all of that is, we want to making sure no matter how fast or how slow accumulating AVAX over time, we can buy one token a day,

00:31:51:03 - 00:32:13:22

Matt Zhang: we can buy 100 tokens, we can buy 10 million tokens a day. But our goal is we’re never going to sell the tokens ever for what we have bought. It’s accumulating one way strategy. So, I want the people in the markets to know every day they go to sleep, there’s less available AVAX in the market to buy in the open market.

00:32:13:24 - 00:32:42:21

Matt Zhang: I think that’s a very powerful reminder. If somebody’s be able to do that consistently on a daily basis. So, from our standpoint, if we’ll be able to go out there and then acquire AVAX, every AVAX we acquire will stake them in management, we’re never going to be selling them right. That’s effectively making the token supply deflationary because every single day they’re just less and less token out there that are available for sale in the open market.

00:32:42:24 - 00:33:00:08

Matt Zhang: So again, we don’t know how big this thing will be. We’ll do our best to make it very, very big overtime. But a consistent buying and then also making this a one-way accumulating strategy, will de facto making the token have less. Everything come to our treasury, we put them away, people should forget about them, and they should view that this is not something that will ever become available for a long time, if not forever.

00:33:00:08 - 00:33:32:15

Matt Zhang: I think that burning mechanism we served is making token less and less, and hopefully on a per-token basis, the value will create a lot more. Host: Gotcha. So, I want to apologize to the audience where Matt is there seems to be some sort of emergency outside, but hopefully under all those alarms, you can still hear that alpha about how these digital asset treasury companies are going to act as a way to bring in and then lock in a lot of economic energy and capital into these ecosystems and into the underlying assets.

00:33:32:28 - 00:33:49:09

Host: So, yeah, really, really helpful insight on that. And I’m excited to see how these digital assets and companies start to act as that sort of feedback loop, that economic flywheel, to really power a lot more of these blockchain ecosystems. So, you spoke a little bit about I want to we’re kind of coming up on time here.

00:33:49:09 - 00:34:04:00

Host: So, I want to get your thoughts on Q4 in the market outlook. But you spoke a little bit about how digital asset treasury companies are going to, you know, be a niche for a while, but we’re moving towards a place where basically every Fortune 500 company, you said, is going to have some version of a digital asset treasury company.

00:34:04:03 - 00:34:19:06

Host: What does that trajectory look like to you from where we are now to that end point? And yeah, just walk us through how you see this niche in the market evolving over time. Matt Zhang: Yeah. And part of the apologies for the background noise. It’s benefit of sitting in the center of New York City, and this is just like what you eat for lunch.

Interview on Total Value Unlocked (Podcast)

On October 23, 2025 Brett Tejpaul was interviewed on the Total Value Unlocked podcast. An excerpt of the podcast transcript is included below.

Host - 00:25:54 That’s very well said. I want to switch topics to AVAX One. As you know, Hivemind recently led the capital-raising strategy for the DAT and will serve as the asset manager. We’re very excited to have you involved as a strategic advisor. What initially drew you to this project, and what makes this DAT compelling among others you’ve seen in the market?

Brett - 00:25:54 Honestly, my criteria is pretty old school—find credible people you trust and do things with them. You, John Wu, and others are at the top of my list of credible people with strong track records who are committed to innovating and can attract capital. So, it’s really about you, my friend.

Brett - 00:26:30 Secondarily, it’s also about AVAX. When I was considering entering this space, you and I spoke, and I remember thinking about leaving the comfort of TradFi to try something entrepreneurial. John was already heavily invested, and you were personally invested as well. John introduced me to AVAX, and I met Gün early on in my education, which is still ongoing.

Brett - 00:27:06 I’ve held them in high regard for a long time. It took me a while to fully appreciate the differentiation—you need to be a bit of a computer science engineer to understand subnets, privacy, and customization. But the subnets, customization, and Ethereum compatibility are the top three things that attracted me.

Brett - 00:27:45 I don’t know when or how institutional capital will enter in enormous size, but I believe having a customizable layer that allows for permissioned and private blockchains is brilliant. AVAX was onto that very early.

Brett - 00:28:15 You and I both ran structured product origination and trading businesses—the most complex work in TradFi. Now, we’re doing something similar in crypto, and you need blockchains with composability to build the same level of sophistication. So, people first—and those people happened to choose great technology. I’m excited about the future.

Host - 00:28:56 Very well said, Brett, and thank you for the kind words. Echoing everything you said—between you, myself, John Wu, and Anthony Scaramucci, we all come from similar institutional investment banking backgrounds.

We know what banks and financial institutions need: not just great technology but also privacy, security, and customization. That’s why I’m so excited about how Avalanche is revolutionizing the infrastructure layer for financial institutions and building an on-chain financial economy.

Host - 00:29:33 Taking a step back, how do you think about the function of DATs, and what roles can they play alongside ETFs and trust funds? How do you see this market evolving as different structures emerge to offer institutional investors access to crypto?

Brett - 00:30:00 As I mentioned earlier, it took me a while to understand the brilliance of what Gün conceived. If others follow a similar path—seeking trusted people who’ve spent time learning, building, and scaling—I’d hope that conversations like this help bridge that gap.

Brett - 00:30:45 For those not yet invested, it can be tough: opening an account, securing custody, and figuring out which tokens to buy takes a lot of effort. If we can clearly articulate the use cases and potential returns, we should be able to attract capital into DATs. It’s easier—just call your broker. Like ETFs, it’s a paved path. You still get Coinbase custody, whether you buy through BlackRock or Invesco—it all funnels to the same trusted infrastructure.

Brett - 00:31:45 DATs provide an easy on-ramp for investors. Another way they’re relevant ties back to Avalanche’s strengths: you can create customizable solutions. There are already use cases involving CLOs on-chain—Janus Henderson, for example.

Brett - 00:32:15 When I first entered the asset class, people assumed I’d focus on CLOs, given my background in structured finance. I wanted to, but my first priority at Coinbase was to build smart order routing and prime brokerage. Tokenizing more complex assets was always the next phase, and I think we’re finally there.

Brett - 00:32:45 The great thing about Avalanche is that it took on some hard problems early—like tokenizing structured and illiquid products. Seeing those operate successfully on-chain is a tremendous accomplishment. Having institutions like Janus Henderson participate is enormous validation—similar to what we saw with BlackRock.

Host - 00:33:15 Fast-forward five or ten years, and I think we’ll look back on this period as the moment the foundation for institutional-grade blockchain finance was truly set.

Important Stockholder Information

On October 2, 2025, the Company filed a definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for its 2025 Annual Meeting. THE COMPANY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING PROXY CARD, AND ANY AMENDMENTS AND SUPPLEMENTS TO THESE DOCUMENTS AS THEY CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement, and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at www.sec.gov.

Participant Information

The Company, its directors, director nominees, certain of its officers, and other employees are or will be “participants” (as defined in Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended) in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the 2025 Annual Meeting. The identity, their direct or indirect interests (by security holdings or otherwise), and other information relating to the participants is available in the Company’s definitive proxy statement on Schedule 14A filed with the SEC on October 2, 2025, in the section entitled “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” (on page 8). All these documents are or will be available free of charge at the SEC’s website at www.sec.gov.